2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES RECORD

FIRST QUARTER 2006 RESULTS

Houston, Texas – May 1, 2006...Southwestern Energy Company (NYSE: SWN) today announced financial and operating results for the first quarter of 2006. Highlights include:

  Record earnings of $58.4 million, up 79% from the same period in 2005

  Record net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure reconciled below) of $125.4 million, up 70% from the same period in 2005

  Natural gas and crude oil production of 15.9 Bcfe, up 14% over the same period in 2005

  Capital investments of $166.5 million more than doubled over the prior year period

For the first quarter of 2006, Southwestern reported net income of $58.4 million, or $0.34 per diluted share, up from $32.6 million, or $0.22* per diluted share, for the same period in 2005. Net cash provided by operating activities before changes in operating assets and liabilities (non-GAAP; see reconciliation below), was $125.4 million in the first quarter of 2006, up from $73.6 million the same period in 2005. Strong commodity prices and a 14% increase in production volumes, partially offset by increased operating costs and expenses, drove the improved financial results.

“We’ve had a very good start to 2006,” stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. “We set new quarterly records for net income and cash flow, primarily due to higher production from our development drilling programs in East Texas and the Arkoma Basin and higher commodity prices. In addition, our activity in the Fayetteville Shale play is accelerating as more rigs are being delivered in the area. Through the rest of 2006, we plan to test several new pilot areas as we continue to define the productivity of our acreage position.”

* Adjusted to reflect the company’s two two-for-one stock splits during 2005.

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First Quarter of 2006 Financial Results

E&P Segment - Operating income from the company’s E&P segment was $80.8 million for the three months ended March 31, 2006, up from $47.7 million for the same period in 2005. The increase was primarily due to higher realized natural gas and oil prices and increased production volumes, partially offset by increased operating costs and expenses.

Gas and oil production totaled 15.9 Bcfe for the three months ended March 31, 2006, up 14% compared to 14.0 Bcfe in the first quarter of 2005. The increase in production resulted primarily from increased production from the company’s Overton Field in East Texas and increased production in the Arkoma Basin related to the company’s Fayetteville Shale play. Southwestern’s second quarter 2006 production guidance is 17.1 to 17.6 Bcfe.

Southwestern’s average realized gas price was $7.86 per Mcf, including the effect of hedges, in the first quarter of 2006 compared to $5.71 per Mcf in the first quarter of 2005. The company’s commodity hedging activities increased its average gas price $0.26 per Mcf during the first quarter of 2006, primarily due to favorable basis hedges in place during the period. In the first quarter of 2005, the company’s commodity hedging activities decreased its average gas price by $0.01 per Mcf. Assuming a NYMEX commodity price for 2006 of $8.00 per Mcf of gas, the company expects its differential for the average price received for its gas production for the calendar year 2006 to be approximately $0.60 to $0.70 per Mcf below the NYMEX Henry Hub index price, including the impact of its basis hedges. Within this guidance, Southwestern is currently estimating that its market differentials for the second quarter of 2006 will be in the range of $0.50 to $0.60 per Mcf.

Southwestern’s average realized oil price was $56.80 per barrel, including the effect of hedges, during the first quarter of 2006 compared to $37.87 per barrel in the first quarter of 2005. The company’s hedging activities lowered its average oil price $3.83 per barrel during the first quarter of 2006 and $9.67 per barrel during the same period in 2005.

Lease operating expenses per Mcfe for the company’s E&P segment were $0.53 per Mcfe in the first quarter of 2006, compared to $0.45 per Mcfe in the same period in 2005. The increase in lease operating expenses per Mcfe resulted from increases in gathering and compression costs. General and administrative expenses per Mcfe were $0.53 during the first quarter of 2006, compared with $0.39 for the same period in 2005, primarily due to increased compensation and other costs associated with the company’s increased staffing levels. Southwestern added approximately 100 new employees during the first quarter of 2006, most of which were hired in the company’s E&P segment. Taxes other than income taxes per Mcfe were $0.33 during the first quarters of 2006 and 2005. The company’s full cost pool amortization rate increased to $1.59 per Mcfe in the first quarter of 2006, compared to $1.29 per Mcfe for the same period in 2005, primarily due to increased finding and development costs.

Natural Gas Distribution Segment - Operating income for the company’s natural gas distribution segment was $7.9 million for the three months ended March 31, 2006, up from $7.4 million for the same period in 2005. The increase in operating income for this segment primarily due to the effects of a $4.6 million annual rate increase implemented on October 31, 2005, partially offset by increased operating costs and expenses. Weather during the

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first quarter of 2006 in the utility's service territory was 18% warmer than normal and 7% warmer than the same period in the prior year.

Midstream Services - Operating income for the company’s midstream services segment, which is comprised of natural gas marketing and gathering activities, was $1.1 million for the three months ended March 31, 2006, compared to $1.0 million in the same period in 2005.

Transportation and Other - The company recorded pre-tax income from operations relating to the company’s 25% interest in the Ozark Gas Transmission System of $0.9 million during the first quarter of 2006, compared to pre-tax income of $0.1 million for the same period in 2005. Southwestern also announced today that it entered into a sales agreement with Atlas Pipeline Partners LP. to sell its 25% minority interest in the NOARK Pipeline System Limited Partnership (“NOARK”) for $69.0 million. NOARK operates the Ozark Gas Transmission system which extends through portions of the company’s Fayetteville Shale play. In connection with the sale, Southwestern will directly assume $39.0 million of partnership debt related to its ownership interest in NOARK and for which it previously was, and still remains, the sole guarantor. The transaction is expected to close in the second quarter.

E&P Operations Review

Southwestern invested a total of $154.9 million in its E&P program during the first quarter of 2006, compared to $76.9 million in the first quarter of 2005. During the first quarter 2006 wells, the company participated in 84 wells, 17 of which were successful, none were dry and 67 were still in progress at March 31, 2006.

Fayetteville Shale Play - In the first three months of 2006, Southwestern invested approximately $48.9 million in its Fayetteville Shale play, including $33.1 million to spud 38 wells and $9.3 million for leasehold. At May 1, 2006, the company held a total of approximately 880,000 net acres in the play area (including approximately 125,000 net acres held by conventional production).

As of May 1, 2006, Southwestern had spud a total of 148 wells in the play, 138 of which were operated by the company and 10 of which were outside-operated wells. The wells are located in 18 separate pilot areas located in 7 counties in Arkansas and, as of May 1, 2006, 72 were producing, 16 were in some stage of completion or waiting on pipeline hook-up and 7 were shut-in due to marginal performance or temporarily abandoned. The remaining 53 wells were in the drilling phase, including 44 horizontal wells which had been drilled through the vertical section with a smaller rig and will be re-entered with a larger rig capable of drilling the horizontal section. Gross production from the Fayetteville Shale play area was approximately 20 MMcf per day at May 1, 2006.

At May 1, 2006, 94 of the 148 wells spud are designated as horizontal wells, 27 of which were producing, 11 were completing, 9 were drilling, 3 were temporarily abandoned and 44 wells had been drilled through the vertical section. The average initial test rate for 25 of the 27 completed horizontal wells, excluding two horizontal wells which had mechanical

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problems, is 2.0 MMcf per day. The company's average horizontal completed well cost was approximately $1.6 million per well in 2005, excluding non-recurring costs.  Due to additional larger stages in the company's slickwater fracture stimulations, Southwestern's average horizontal completed well cost for the first quarter of 2006 was approximately $1.8 million per well, excluding non-recurring costs.  These wells have taken 10 to 15 days on average to reach total depth after re-entering the wells with larger rigs.

As of May 1, 2006, Southwestern has seven drilling rigs running in its Fayetteville Shale play area, six of which are capable of drilling horizontal wells and one smaller rig is being used to drill the vertical section of the horizontal wells. Three of the ten new drilling rigs that the company contracted to buy in 2005 have been delivered and the remaining seven new rigs will be delivered throughout 2006 as each one is completed. In addition to the ten rigs previously contracted for, during the first quarter of 2006, Southwestern entered into an agreement to fabricate two smaller rigs which will be used to drill the vertical section of its horizontal wells. Including change orders, ancillary equipment and supplies, the total cost of the 12 rigs is approximately $105.5 million, $56.7 million of which had been paid as of March 31, 2006. The company expects to have 17 to 18 rigs drilling in the play area by year-end 2006.

The company continues to work to improve the fracture stimulation of these wells and, through May 1, 2006, Southwestern has performed 7 slickwater fracture stimulation treatments on horizontal wells. The average initial production test rate for these 7 wells was 1.4 MMcf per day and currently the wells are producing at an average of rate of 1.3 MMcf per day. One well of note was the Black #1-21-H well in the company’s Scotland Field in Van Buren County. This horizontal well had a lateral length of approximately 2,600 feet and utilized a six-stage slickwater fracture stimulation treatment. The Black #1-21-H well had an initial production test rate of 2.0 MMcf per day and is currently producing 2.6 MMcf per day after being on production for 18 days.

The graph below provides average daily production data through April 30, 2006, for the company's horizontal wells drilled on acreage outside of that held by conventional production. The production data is compared to 1.3 Bcf and 1.5 Bcf type curves from the company's reservoir simulation shale gas model, excluding two wells which encountered mechanical problems. This graph also displays a composite curve showing results using slickwater fracture stimulation.

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Recent slickwater fracture stimulations performing above typecurves
Normalized Average Well (1)
1.5 Bcf Typecurve
1.3 Bcf Typecurve
Average Slickwater Well
Well Count
7 6 4 2 1
Well Count
23 20 15 13 12 11 10 9 7 4 1 1
MCF/D
3000
2500
2000
1500
1000
500
0
0 30 60 90 120 150 180 210 240 270 300 330 360
Days of Production

(1) Excludes the Vaughan 4-22H and Snyder #1-35H wells which encountered completion problems.

Through May 1, 2006, the Arkansas Oil and Gas Commission (AOGC) approved field rules for five fields in the Fayetteville Shale play area located in Conway, Van Buren, Cleburne and Faulkner counties. For each field, the AOGC approved governmental sections of approximately 640 acres as the drilling unit and well spacing requirements within each drilling unit of 560 feet minimum distance between completions in common sources of supply within the Fayetteville Shale formation, up to a maximum of 25 wells per drilling unit. Based on the assumptions contained in the field rule applications for these fields, Southwestern estimated the expected drainage from its horizontal wells to be less than 80 acres per well based on existing microseismic data and reservoir simulation modeling.

Southwestern expects to continue to evaluate its large acreage position in the Fayetteville Shale play by testing an additional 17 to 22 pilot areas during the remainder of 2006. The company expects to drill 175 to 200 wells in the Fayetteville Shale play area in 2006.

In February 2006, Southwestern announced that it had tested gas production from two vertical wells in the deeper Moorefield and Chattanooga Shales in the play area. The company’s Carter #1-35 vertical well located in its East Cutthroat pilot area in Cleburne County, Arkansas, was completed in the Moorefield Shale and tested 710 Mcf per day. The company plans to drill its first horizontal well in the Moorefield Shale during the third quarter of 2006. Southwestern currently holds approximately 130,000 net undeveloped acres that could be prospective in the Moorefield Shale. The company also drilled a producing well in the Chattanooga Shale during the first quarter of 2006, the Eschbach #1-12 located in Franklin County, Arkansas, which tested at 316 Mcf per day. The company is continuing to

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monitor this well’s performance for possible future development of the Chattanooga Shale with horizontal wells.

Conventional Arkoma Program - Southwestern participated in 12 wells in its conventional Arkoma Basin drilling program during the first quarter of 2006, including four wells at its Ranger Anticline area. The company also production tested the initial exploratory well in its Midway prospect, the USA #1-24, during the first quarter at 1.3 MMcf per day. The company expects the well will be placed on production in early May, and plans to drill two offset wells during the second and third quarters. Southwestern also drilled an additional exploration test, the USA #1-4, in the southern portion of its Midway prospect which encountered 97 feet of potential pay in the Basham interval at approximately 5,000 feet. This well is currently being completed. The company has approximately 20,300 gross undeveloped acres in its Midway prospect area.

East Texas - During the first quarter of 2006, Southwestern participated in 22 wells in East Texas, 20 of which were located in its Overton Field in Smith County, Texas. The company has experienced a 100% success rate at Overton since it began its development drilling program in 2001. Daily gross production at the Overton Field has increased from approximately 2.0 MMcfe in March 2001 to approximately 105 MMcfe at March 31, 2006. During the first quarter of 2006, the company acquired additional working interests in 60 wells from a private company in its South Overton farm-in area for $8.9 million. The acquisition of these interests also provides up to 29 potential additional future drilling locations which were excluded from the original farm-in agreement. In 2006, Southwestern plans to drill approximately 83 wells at Overton and South Overton.

Southwestern currently holds approximately 28,000 gross undeveloped acres and 4,000 gross developed acres in its Angelina River Trend area located primarily in Nacogdoches County, Texas. During the first quarter of 2006, the company drilled two successful wells, bringing the total to 11 wells drilled in the area with 100% success. Southwestern intends to drill a total of 16 wells in the area during 2006.

New Ventures - During 2005, Southwestern leased approximately 49,000 net undeveloped acres in the emerging Barnett Shale play in the Permian Basin in west Texas. Southwestern has secured a drilling rig and expects to spud two Barnett Shale tests in the second and third quarters of 2006.

Explanation and Reconciliation of Non-GAAP Financial Measures

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The table below reconciles net cash provided by

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operating activities before changes in operating assets and liabilities with net cash provided by operating activities as derived from the company's financial information.

	3 Months Ended March 31,
	2006	2005
	(in thousands)
Net cash provided by operating activities before changes in assets and liabilities	$125,369	$73,616
Add back (deduct):
Change in operating assets and liabilities	18,000	29,483
Net cash provided by operating activities	$143,369	$103,099

Southwestern will host a teleconference call on Tuesday, March 2, 2006, at 10:00 a.m. Eastern to discuss the company’s first quarter 2006 financial and operating results. The toll-free number to call is 877-704-5380 and the reservation number is 3343975. The teleconference can also be heard “live” on the Internet at http://www.swn.com.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and extent of changes in commodity prices for natural gas and oil; the timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the extent to which the

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Fayetteville Shale play can replicate the results of other productive shale gas plays; the potential for significant variability in reservoir characteristics of the Fayetteville Shale over such a large acreage position; the extent of the company’s success in drilling and completing horizontal wells; the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale formation; the company’s lack of experience owning and operating drilling rigs; the company’s ability to fund its planned capital expenditures; future property acquisition or divestiture activities; the effects of weather and regulation on the company’s gas distribution segment; increased competition; the impact of federal, state and local government regulation; the financial impact of accounting regulations and critical accounting policies; changing market conditions and prices (including regional basis differentials); the comparative cost of alternative fuels; conditions in capital markets and changes in interest rates; the availability of oil field personnel, services, drilling rigs and other equipment; and any other factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC). For additional information with respect to certain of these and other factors, see reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

# # #

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OPERATING STATISTICS (Unaudited)		Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months
Periods Ended March 31	2006	2005
Exploration & Production
Production
Gas production (MMcf)	14,836	13,019
Oil production (MBbls)	177	161
Total equivalent production (MMcfe)	15,896	13,987
Commodity Prices
Average realized as price per Mcf	$7.86	$5.71
Average realized oil price per Bbl	$56.80	$37.87
Operating Expenses per Mcfe
Lease operating expenses	$0.53	$0.45
General & administrative expenses	$0.53	$0.39
Taxes, other than income taxes	$0.33	$0.33
Full cost pool amortization	$1.59	$1.29

Marketing
Gas volumes marketed (MMcf)	13,769	14,365

Gas Distribution
Deliveries (Bcf)
Sales and end-use transportation	8.3	9.2
Number of customers at period end	149,486	146,684
Average sales rate per Mcf	$13.11	$9.16
Heating weather - degree days	1,787	1,902
- percent of normal	82%	89%

STATEMENTS OF OPERATIONS (Unaudited)		Page 2 of 5
Southwestern Energy Company and Subsidiaries

	Three Months
Periods Ended March 31	2006	2005
	(in thousands, except share/per share amounts)
Operating Revenues
Gas sales	$ 180,798	$ 126,271
Gas marketing	30,965	24,547
Oil sales	10,035	6,111
Gas transportation and other	4,904	4,124
	226,702	161,053
Operating Costs and Expenses
Gas purchases - gas distribution	45,356	33,823
Gas purchases - midstream services	28,427	23,198
Operating expenses	14,391	11,933
General and administrative expenses	14,553	10,303
Depreciation, depletion and amortization	28,103	20,247
Taxes, other than income taxes	6,068	5,323
	136,898	104,827
Operating Income	89,804	56,226
Interest Expense
Interest on long-term debt	2,177	4,923
Other interest charges	326	310
Interest capitalized	(2,358)	(695)
	145	4,538
Other Income	3,176	184
Income Before Income Taxes and Minority Interest	92,835	51,872
Minority Interest in Partnership	(291)	(93)
Income Before Income Taxes	92,544	51,779
Provision for Income Taxes - Deferred	34,149	19,158
Net Income	$ 58,395	$ 32,621
Earnings Per Share:
Basic	$0.35	$0.23	(1)
Diluted	$0.34	$0.22	(1)
Weighted Average Common Shares Outstanding:
Basic	166,777,560	144,503,440	(1)
Diluted	170,946,501	149,824,508	(1)

(1) Restated to reflect the two-for-one stock splits effected on June 3, 2005 and November 17, 2005.

BALANCE SHEETS (Unaudited)		Page 3 of 5
Southwestern Energy Company and Subsidiaries

March 31	2006	2005
	(in thousands)
ASSETS

Current Assets	$ 377,989	$ 123,742
Investments	18,025	15,614
Property, Plant and Equipment, at cost	2,408,954	1,841,434
Less: Accumulated depreciation, depletion and amortization	900,376	797,372
	1,508,578	1,044,062
Other Assets	27,292	16,841
	$ 1,931,884	$ 1,200,259

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities	$ 209,669	$ 184,105
Long-Term Debt	100,000	298,000
Deferred Income Taxes	298,542	220,606
Long-term Hedging Liability	45,120	24,755
Other Liabilities	30,397	17,934
Commitments and Contingencies
Minority Interest in Partnership	11,905	11,951
Shareholders' Equity
Common stock, $0.10 par value; authorized 220,000,000 shares, issued 168,452,336 shares in 2006 and 148,902,336 (1) in 2005	16,845	14,890	(1)
Additional paid-in capital	707,521	118,031	(1)
Retained earnings	556,616	383,082
Accumulated other comprehensive income (loss)	(42,459)	(58,832)
Common stock in treasury, at cost, 815,859 shares at March 31, 2006 and 3,042,452 (1) shares at March 31, 2005	(2,272)	(8,486)
Unamortized cost of restricted shares issued under stock incentive under stock incentive plan, 1,266,592 (1) shares at March 31, 2005	-	(5,777)
	1,236,251	442,908
	$ 1,931,884	$ 1,200,259

(1) Restated to reflect the two-for-one stock splits effected on June 3, 2005 and November 17, 2005.

STATEMENTS OF CASH FLOWS (Unaudited)		Page 4 of 5
Southwestern Energy Company and Subsidiaries

	Three Months
Periods Ended March 31	2006	2005
	(in thousands)
Cash Flows From Operating Activities
Net Income	$ 58,395	$ 32,621
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	28,403	20,617
Deferred income taxes	34,149	19,158
Unrealized loss on derivatives	4,056	636
Stock-based compensation expense	1,000	640
Equity in income of NOARK partnership	(925)	(149)
Minority interest in partnership	291	93
Change in operating assets and liabilities	18,000	29,483
Net cash provided by operating activities	143,369	103,099

Cash Flows From Investing Activities
Capital expenditures	(156,421)	(80,361)
Proceeds from sale of property, plant and equipment	65	700
Other items	169	517
Net cash used in investing activities	(156,187)	(79,144)

Cash Flow From Financing Activities
Payments on revolving long-term debt	-	(105,200)
Borrowings under revolving long-term debt	-	78,200
Debt issuance costs	-	(1,180)
Stock option tax benefit	2,562	-
Change in bank drafts outstanding	(2,235)	3,191
Proceeds from exercise of common stock options	1,149	656
Net cash provided by (used in) financing activities	1,476	(24,333)

Decrease in cash and cash equivalents	(11,342)	(378)
Cash and cash equivalents at beginning of year	223,705	1,235
Cash and cash equivalents at end of period	$ 212,363	$ 857

SEGMENT INFORMATION (Unaudited)							Page 5 of 5
Southwestern Energy Company and Subsidiaries

	Exploration & Production		Gas Distribution	Midstream Services & Other		Eliminations	Total
	(in thousands)
Quarter Ending March 31, 2006

Revenues	$129,165		$78,335	$108,786		$(89,584)	$226,702
Gas purchases	-		56,505	105,533		(88,255)	73,783
Operating expenses	8,435		6,391	745		(1,180)	14,391
General & administrative expenses	8,495		5,179	1,028		(149)	14,553
Depreciation, depletion & amortization	26,247		1,597	259		-	28,103
Taxes, other than income taxes	5,209		756	103		-	6,068
Operating Income	$80,779		$7,907	$1,118		$-	$89,804

Capital Investments (1)	$154,907		$3,494	$8,144		$-	$166,545

Quarter Ending March 31, 2005

Revenues	$82,543		$62,751	$79,177		$(63,418)	$161,053
Gas purchases	-		42,495	77,716		(63,190)	57,021
Operating expenses	6,297		5,729	-		(93)	11,933
General & administrative expenses	5,444		4,660	334		(135)	10,303
Depreciation, depletion & amortization	18,514		1,699	34		-	20,247
Taxes, other than income taxes	4,557		721	45		-	5,323
Operating Income	$47,731		$7,447	$1,048		$-	$56,226

Capital Investments (1)	$76,946	(2)	$2,082	$1,833	(2)	$-	$80,861

(1)  Capital expenditures include $9.6 million and $1.7 million for the three-month periods ended March 31, 2006 and 2005, respectively, relating to the change in accrued expenditures between periods.

(2)  $1.5 million of capital expenditures relating to gas gathering activities previously included in the Exploration and Production segment are now included in the Midstream Services segment.